Exhibit 10.1

Execution Copy

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, NY 10017

February 4, 2022

Stuart M. Grant

11 Summit Lane

Greenville, DE 19807

This letter (the “Agreement”) constitutes the agreement between Eyenovia, Inc., a Delaware corporation (the “Company”), on the one hand, and Stuart Grant (the “Investor”), on the other hand, with respect to the matters set forth below.

1.                  Board Matters.

(a)                New Directors. The Board of Directors of the Company (the “Board”) shall, on the date hereof, take all necessary actions to expand the size of the Board to allow for the addition of two new members, with terms expiring at the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”), and shall appoint Stephen Benjamin (“Mr. Benjamin”) and Rachel Jacobson (“Ms. Jacobson,” the “Initial New Directors”) to fill the resulting vacancies. In addition, a third director (together with the Initial New Directors, the “New Directors”) shall be mutually agreed-upon by the Company and the Investor to be nominated to the Board for election at the 2022 Annual Meeting. The Company also agrees to nominate the New Directors to serve on the Board in its proxy statement for the 2022 Annual Meeting (the “Proxy Statement”) and in any proxy card filed and delivered in connection with such meeting and shall recommend and advocate that the Company’s stockholders vote in favor of the election of the New Directors and otherwise support the New Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports any other nominees. To the extent that Michael Rowe is appointed by the Board as the Company’s Chief Executive Officer, he will also be named to the Board at the time of such appointment.

(b)                Certain Committee Appointments. As soon as practicable (and in no event later than five (5) business days) after the date hereof, the Board shall, after reasonable consultation with the Investor, (i) appoint one of the Initial New Directors to serve on the Nominating and Corporate Governance Committee of the Board and (ii) such other Initial New Director to serve on one additional committee of the Board as mutually agreed-upon by the Board and the Investor; it being understood, for the avoidance of doubt, that each Initial New Director shall be appointed to at least one committee of the Board pursuant to the terms of this Agreement.

(c)                Director Resignations. Dr. Ernest Mario shall resign from the Board effective as of the date hereof. In addition, two current Board members (to be identified separately) shall not stand for re-election at the 2022 Annual Meeting.

2.                   Corporate Governance Matters. The Board will, on the date hereof, take all necessary actions to amend the Company’s Bylaws to add the provision set forth in Exhibit A hereto. In addition, the Board will, promptly after the date hereof, take action by written consent to approve stock ownership guidelines to be applicable to all members of the Board, which guidelines shall also be acceptable to and approved by the Investor. During the term of this Agreement, the Board shall not take any steps to alter, amend, or rescind any such stock ownership guidelines without the prior written approval of the Investor.

3.                   Withdrawal of Section 220 Demand and Shareholder Proposal. The Investor hereby withdraws his demand for certain books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law and his shareholder proposal under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding a mandatory retirement age for members of the Board. Promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the resignation of Dr. Mario, the amendment to its Bylaws, and the entry into this Agreement. The Investor shall be given a reasonable opportunity to review and comment on such Current Report on Form 8-K or other filing with the SEC to be made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of the Investor. In addition, the Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing or other filing with the SEC to be made by the Investor with respect to this Agreement, and the Investor shall give reasonable consideration to any comments of the Company.

4.                   Company Policies. The parties hereto acknowledge that the New Directors, upon appointment to the Board, will serve as members of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company as are other directors of the Company, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

5.                   Non-Disparagement. From the date hereof until the date that is thirty (30) days before the opening of the period during which, pursuant to the Bylaws, stockholders may timely and validly submit proposals for consideration at the 2024 annual meeting of stockholders of the Company (the “Non-Disparagement Period”), the Company and the Investor shall each refrain from making, and shall cause their respective affiliates and respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of such statements or announcements by the Investor: the Company or any of its affiliates or subsidiaries, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investor and the Investor’s family or employees. In addition, the Investor will not submit any books and records demand under Section 220 of the Delaware General Corporation Law (except as needed to pursue a solicitation of proxies from stockholders of the Company in advance of any meeting of stockholders to elect directors or enact other business) or shareholder proposal under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, during the Non-Disparagement Period.

6.                   Investor Representations. The Investor represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by him and is a valid and binding obligation, enforceable against him in accordance with its terms; and (b) he does not have any agreement, arrangement or understanding, written or oral, with the New Directors pursuant to which such individuals have been or will be compensated for his or her service as a director on, or nominee for election to, the Board.

7.                   Company Representations. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

8.                   Specific Performance. The Company and the Investor each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

9.                   Entire Agreement Successors and Assigns; Amendment and Waiver; Third Party Beneficiaries. This Agreement (including its exhibits) constitutes the only agreement between the Investor and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement is solely for the benefit of the parties and is not enforceable by any other person.

10.               Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

11.               Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investor and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

12.               Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Eyenovia, Inc.

295 Madison Avenue, Suite 2400

New York, NY 10017

Attn: Sean Ianchulev, CEO

Email: tianchul@eyenoviabio.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn:  Megan Gates

Email:  mgates@mintz.com

If to the Investor:

Stuart M. Grant

11 Summit Lane

Greenville, DE 19807

Email: sgrantesq@gmail.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

13.               Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs and expenses.

14.               Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

15.               Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.              Term. The term of this Agreement will last until the conclusion of the Non-Disparagement Period unless earlier terminated upon mutual written consent of both of the parties, except that Sections 8 through 15 of this Agreement will survive any such termination.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

EYENOVIA, INC.

By:	/s/ Sean Ianchulev
Name: Sean Ianchulev
Title: Chief Executive Officer

Accepted and agreed to as of the date first written above:

/s/ Stuart M. Grant
Stuart M. Grant

EXHIBIT A

AMENDMENT TO BYLAWS

Addition to Section 3.3:

“No person may be elected or re-elected as a director, if at the time of their election or re-election, such person shall have (i) attained the age of seventy-five (75) years or (ii) served on the Board for more than ten (10) consecutive years. Any director who has attained such age or such length of tenure while in office shall retire from the Board effective at the annual meeting of stockholders held in the calendar year in which their then current term expires, and any such director shall not be nominated or re-elected as a director; provided, however, that if no annual meeting of stockholders is held in such calendar year, any director who attained such age or such length of tenure while in office shall retire effective on the last day of such calendar year. This Section 3.3 may be amended only by a majority of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.”